Exhibit 23.1

                   CONSENT OF INDEPENDENT
               CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Bell & Howell Company:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated
February 17, 1998, relating to the consolidated balance sheets of Bell & Howell Company and subsidiaries as of the end of fiscal years 1996 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fiscal years 1995, 1996 and 1997, which report appears on Form 10-K for the fiscal year ended January 3, 1998 of Bell & Howell Company.

KPMG Peat Marwick LLP



Chicago, Illinois

June 30, 1998